Exhibit 99.1


         RESTON, Va., Aug. 19 /PRNewswire/ -- The Board of Directors of Talk.com (Nasdaq: TALK) has adopted a Stockholders Rights Plan pursuant to which the Company will distribute one Preferred Stock Purchase Right (at an exercise price of $55.00) for each outstanding share of Talk.com common stock. The Rights will be exercisable only if a person or group either acquires 20% or more of Talk.com common stock or announces a tender offer to acquire 20% or more of the common stock of the Company or upon the Company's Board of Directors declaration that a 15% or more stockholder is an "Adverse Person." The Rights plan is intended to encourage a person or a group interested in acquiring the Company to negotiate with the Board of Directors.

         In  making  today's  announcement  Gabe  Battista,  Chairman  and Chief
Executive Officer at Talk.com, stated, "We're confident about the future of Talk.com and believe this plan will help ensure protection of stockholder value, particularly during any period in which the stock price may not reflect fair value. This is a proven approach to encourage potential purchasers to work with our Board."

         The Company is not aware of any unsolicited offer or takeover attempt. The Rights are not being distributed in response to any specific effort to acquire control of Talk.com, and the Board is not aware of any such effort. The Rights are not intended to prevent a takeover which is in the best interest of all the stockholders, but are designed to assure that all Talk.com stockholders realize the long-term value of their investment, receive fair and equal treatment, to guard against abusive tactics to gain control of the Company and to encourage anyone, or group seeking to acquire the Company to negotiate with the Board prior to attempting such a move.

         Talk.com will be entitled to redeem the Rights at $.001 per Right at any time prior to or during a specified period of time after public announcement that a person, or group, has acquired 20% or more of Talk.com's Common Stock or the Company's Board of Directors declaration that a 15% or more stockholder is an Adverse Person. The Rights will be distributed on or about September 3, 1999 to stockholders of record on August 30, 1999. Details of the Rights distribution are contained in a letter that is being mailed to all Talk.com stockholders.

About Talk.com

         Talk.com is the industry leader in telecommunications that uniquely taps the reach and efficiency of the Internet to market its telecom services and to support its customers. Monthly phone costs are billed automatically via credit card, and billing records are available online in "real-time," allowing consumer and business users to closely monitor telecom charges and transform their phone bills into personal online phone directories. The Company has more than 1.2 million active online accounts and has established an industry-leading efficiency rating as measured by revenues per employee of $1 million. In August of this year, Talk.com was ranked second in customer satisfaction by J.D.


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Power  and   Associates,   the  global   leader  in  quality  and   satisfaction
measurements. Talk.com broke new ground when it signed its marketing agreement with America Online (NYSE: AOL) and further established its leadership position through marketing partnerships with other prominent entities, including Prodigy, Wired Digital and Compuserve.

         The Company is further differentiated by its high-end Lucent-switched telephone network, user-friendly interface, proprietary online billing system and convenient service -- all provided with among the lowest consumer long-distance rates in the country: five cents per minute for the first month, and nine cents per minute thereafter for all domestic calls. The Company is led by Chairman and Chief Executive Officer, Gabe Battista, who formerly headed the Internet domain registration leader, Network Solutions and, the prominent long distance provider, Cable & Wireless USA. For further information, please visit the Company online at: www.Talk.com.

         For more information, contact:

    Ed Meyercord              John B. Dinsmore
    Talk.com                  Feldman Communications
    215.862.1244 (t)          410.571.8900 (t)
    215.862.1085 (f)          410.571.2820 (f)
    www.talk.com              JDFelCom@aol.com
                               www.feldmancommunications.com

         "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Talk.com's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.